Exhibit 10.2

AMENDED AND RESTATED
TERM LOAN AGREEMENT

THIS AMENDED AND RESTATED TERM LOAN AGREEMENT, dated as of December 7, 2011, is entered into between U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Bank”), and CHEROKEE INC., a Delaware corporation (“Borrower”), in light of the following facts:

WHEREAS, Borrower and Bank have previously entered into a Term Loan Agreement dated as of February 16, 2011 (“Original Loan Agreement”).

WHEREAS, Borrower has requested and Bank has agreed to make available to Borrower a term loan in the amount of Five Million Dollars ($5,000,000) and a term loan in the amount of Two Million Dollars ($2,000,000), in each case, in accordance with the terms of this Agreement.

WHEREAS, Borrower has agreed to secure its Obligations hereunder with a lien on substantially all of its personal property assets as set forth in Security Agreement (as defined below).

WHEREAS, to induce Bank to make the term loans to Borrower as set forth hereunder, Spell C, LLC, a Delaware limited liability company (“Guarantor”) has agreed to guaranty the repayment of the term loans as set forth in the Guaranty (as defined below).

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, Bank and Borrower hereby agree to amend and restate the Original Loan Agreement as follows:

1.                                       DEFINITIONS. In addition to the defined terms contained in the first paragraph and recitals above, as used herein, the following terms shall have the following definitions:

1.1                                 “Affiliate” or “Affiliates” means any Person controlled by, controlling or under common control with Borrower, including any subsidiary of Borrower.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.2                                 “Agreement” means this Amended and Restated Term Loan Agreement and any amendments or modifications hereof.

1.3                                 “Bank” has the meaning given in the recitals hereto.

1.4                                 “Bank Expenses” means all of the following reasonable and documented expenses: (i) costs or expenses (including, without limitation, taxes and insurance premiums) required to be paid by Borrower under this Agreement or any of the other Term Loan Documents which are paid or advanced by Bank; (ii) filing, recording, publication and search fees paid or incurred by Bank; and (iii) costs, fees (including attorneys’ and paralegals’ fees) and expenses incurred by or charged to Bank: (a) in structuring, drafting, reviewing, amending, defending or concerning this Agreement or any of the other Term Loan Documents; or (b) to correct any default or enforce any provision of this Agreement, or any of the other Term Loan Documents.

1.5                                 “Borrower” has the meaning given in the recitals hereto.

1.6                                 “Borrower’s Account” shall have the meaning set forth in Section 2.5(D).

1.7                                 “Change of Control” means

A.                                   Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who does not have an ownership interest in Borrower on the date hereof is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that any such Person, entity or group will be deemed to have “beneficial ownership” of all securities that such Person, entity or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the voting power of all classes of ownership of Borrower;

B.                                     During any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election to such board of directors, or whose nomination for election by the owners of Borrower, was approved by a vote of two thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Borrower then in office.

1.8                                 “Closing Date” means the date Bank makes the Term Loans to Borrower.

1.9                                 “Collateral” has the meaning given in the Security Agreement.

1.10                           “EBITDA” means earnings before interest, taxes, depreciation and amortization.

1.11                           “Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

1.12                           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.13                           “ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes Borrower and which is treated as a single employer under Section 414 of the IRC.

1.14                           “Event of Default” means the occurrence of any one of the events set forth in Section 10.

1.15                           “Fixed Charge Coverage Ratio”, for any period of measurement, means the ratio of (a) EBITDA, plus non-cash stock compensation plus rent/lease expense, minus actual cash taxes paid (without taking into account any tax refunds received), minus cash dividends paid, minus maintenance capital expenditures (measured at 50% of depreciation expense), to (b) mandatory payments on debt, plus cash interest expense, plus rent/lease expense.

1.16                           “GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 8.6.

1.17                           “Guaranty” means that certain Amended and Restated Continuing Guaranty dated as of even date hereof executed by Guarantor in favor of Bank, as may be amended from time to time.

1.18                           “Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

1.19                           “Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions generally with its creditors.

1.20                           “IRC” means the Internal Revenue Code, as amended from time to time.

1.21                           “Judicial Officer or Assignee” means any trustee, receiver, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of a trustee, receiver,  custodian or assignee for the benefit of creditors.

1.22                           “LIBOR Rate Loan A” shall have the meaning set forth in Section 2.2(A).

1.23                           “LIBOR Rate Loan B” shall have the meaning set forth in Section 2.2(B).

1.24                           “Licensed Intellectual Property” shall have the meaning set forth in Section 8.8(C).

1.25                           “Loan Period” means the period commencing on the advance date of the applicable LIBOR Rate Loan A or LIBOR Rate Loan B and ending on the numerically corresponding day 1, 2 or 3 months thereafter matching the interest rate term selected by Borrower; provided, however, (a) if any Loan Period would otherwise end on a day which is not a New York Banking Day, then the Loan Period shall end on the next succeeding New York Banking Day unless the next succeeding New York Banking Day falls in another calendar month, in which case the Loan Period shall end on the immediately preceding New York Banking Day; or (b) if any Loan Period begins on the last New York Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Loan Period), then the Loan Period shall end on the last New York Banking Day of the calendar month at the end of such Loan Period.

1.26                           “Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) a material impairment of Borrower’s ability to perform its obligations under the Term Loan Documents to which it is a party or of Bank’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Bank’s liens with respect to material Collateral as a result of an action or failure to act on the part of a Borrower.

1.27                           “Maturity Date” means either Term Loan A Maturity Date or Term Loan B Maturity Date.

1.28                           “Money Markets” means one or more wholesale funding markets available to and selected by Bank, including negotiable certificates of deposit, commercial paper, Eurodollar deposits, bank notes, federal funds, interest rate swaps or others.

1.29                           “Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which Borrower or any ERISA Affiliate contributes or is obligated to contribute.

1.30                           “New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

1.31                           “Obligations” means all obligations, guaranties, covenants and duties owing by Borrower to Bank of any kind and description whether arising pursuant to or evidenced by this Agreement or any of the other Term Loan Documents, or otherwise, including, without limitation, all interest not paid when due and all Bank Expenses which Borrower is required to pay or reimburse by this Agreement, by law, or otherwise.

1.32                           “Off-The-Shelf Software” shall have the meaning set forth in Section 8.8(C)

1.33                           “Original Loan Agreement” has the meaning given in the recitals hereto.

1.34                           “Owned Intellectual Property” shall have the meaning set forth in Section 8.8(A).

1.35                           “Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which Borrower or any ERISA Affiliate contributes or is obligated to contribute.

1.36                           “Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

1.37                           “Permitted Liens” means (i) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that provision for the payment of all such Taxes has been made on the books of Borrower to the extent required by GAAP and Borrower’s failure to obtain a satisfactory result in such contest could not result in a Material Adverse Change; (ii) mechanics’, processor’s, materialmen’s, carriers’, warehouse-men’s, repairmen’s, landlord’s and similar Liens arising by operation of Law or arising in the ordinary course of business and securing obligations of Borrower that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that provision for the payment of such Liens has been made on the books of Borrower and Borrower’s failure to obtain a satisfactory result in such contest could not result in a Material Adverse Change; (iii) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits, provided that provision for the payment of such Liens has been made on the books of Borrower and the full payment of amounts secured by such Lien could not result in a Material Adverse Change; (iv) easements, rights-of-way, municipal, government, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, and other similar encumbrances defects, liens or irregularities in title and similar charges or encumbrances which do not materially interfere with the conduct of Borrower’s business or materially detract from the value of the assets subject to such lien other than to a de minimus extent or otherwise render title to any such asset unmarketable; and (v) Liens granted pursuant to the Security Agreement to secure the Obligations.

1.38                           “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of a governmental entity.

1.39                           “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of Borrower or any ERISA Affiliate.

1.40                           “Prime Rate” shall have the meaning set forth in Section 2.2(A).

1.41                           “Prime Rate Loan A” shall have the meaning set forth in Section 2.2(A).

1.42                           “Prime Rate Loan B” shall have the meaning set forth in Section 2.2(B).

1.43                           “Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

1.44                           “Security Agreement” means that certain Amended and Restated Security Agreement dated of even date herewith executed by Borrower and Bank, as may be amended from time to time.

1.45                           “Setoff” shall have the meaning set forth in Section 17.2.

1.46                           “Term Loan” means either Term Loan A or Term Loan B, and “Term Loans” shall mean both Term Loan A and Term Loan B.

1.47                           “Term Loan A” shall have the meaning set forth in Section 2.1.

1.48                           “Term Loan B” shall have the meaning set forth in Section 2.2.

1.49                           “Term Loan A Maturity Date” shall have the meaning set forth in Section 2.5(A)(2).

1.50                           “Term Loan B Maturity Date” shall have the meaning set forth in Section 2.5(B)(2).

1.51                           “Term Loan Documents” means collectively this Agreement, the Term Notes, the Guaranty, the Security Agreement, and any other agreements entered into in connection with this Agreement.

1.52                           “Term Note” means either Term Note A or Term Note B, and “Term Notes” shall mean both Term Note A and Term Note B.

1.53                           “Term Note A” means that certain Term Note A, of even date herewith, in the original principal amount of Five Million Dollars ($5,000,000.00), executed by Borrower to the order of Bank.

1.54                           “Term Note B” means that certain Term Note B, of even date herewith, in the original principal amount of Two Million Dollars ($2,000,000.00), executed by Borrower to the order of Bank.

1.55                           Other Definitional Provisions.  References to “Sections”, “subsections”, and “Exhibits” shall be to Sections, subsections, and Exhibits, respectively, of this Agreement unless otherwise specifically provided.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  In this Agreement, words importing any gender include the other genders; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement; references to any person includes their respective permitted successors and assigns or people succeeding to the relevant functions of such persons; all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and all references to financial terms shall have the meaning given under GAAP unless specified otherwise herein.

2.                                       TERM LOANS.

2.1                                 Term Loan A.  On the Closing Date, so long as all of the conditions precedent contained in Section 3 have been satisfied as determined by Bank, in its sole discretion, Bank shall lend to Borrower Five Million Dollars ($5,000,000.00) (“Term Loan A”).  Term Loan A shall be evidenced by and repaid in accordance with the terms of this Agreement and Term Note A.

2.2                                 Term Loan B.  On the Closing Date, so long as all of the conditions precedent contained in Section 3 have been satisfied as determined by Bank, in its sole discretion, Bank shall lend to Borrower Two Million Dollars ($2,000,000.00) (“Term Loan B”).  Term Loan B shall be evidenced by and repaid in accordance with the terms of this Agreement and Term Note B.

2.3                                 Interest.

A.                                   Interest on Term Loan A shall accrue at one of the following per annum rates selected by Borrower (i) upon notice to Bank, the prime rate announced by Bank from time to time (“Prime Rate”), as and when such rate changes, minus 0.25% (a “Prime Rate Loan A”); or (ii) upon a minimum of two New York Banking Days prior notice, 2.00% plus the 1, 2 or 3 month LIBOR rate quoted by Bank from Reuters Screen LIBOR01 Page or any successor thereto (which shall be the LIBOR rate in effect two New York Banking Days prior to commencement of the advance), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (a “LIBOR Rate Loan A”).

B.                                     Interest on Term Loan B shall accrue at one of the following per annum rates selected by Borrower (i) upon notice to Bank, the Prime Rate, as and when such rate changes, minus 0.25% (a “Prime Rate Loan B”); or (ii) upon a minimum of two New York Banking Days prior notice, 2.75% plus the 1, 2 or 3 month LIBOR rate quoted by Bank from Reuters Screen LIBOR01 Page or any successor thereto (which shall be the LIBOR rate in effect two New York Banking Days prior to commencement of the advance), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (a “LIBOR Rate Loan B”).

C.                                     In the event Borrower does not timely select another interest rate option at least two New York Banking Days before the end of the Loan Period for a LIBOR Rate Loan A or LIBOR Rate Loan B, Bank may at any time after the end of the Loan Period convert the LIBOR Rate Loan A to a Prime Rate Loan A or the LIBOR Rate Loan B to a Prime Rate Loan B, as applicable, but until such conversion, the funds advanced under the LIBOR Rate Loan A or LIBOR Rate Loan B, as applicable, shall continue to accrue interest at the same rate as the interest rate in effect for such LIBOR Rate Loan A or LIBOR Rate Loan B, as applicable, prior to the end of the Loan Period.

D.                                    No LIBOR Rate Loan A or LIBOR Rate Loan B may extend beyond the Term Loan A Maturity Date or Term Loan B Maturity Date, respectively.  In any event, if the Loan Period for a LIBOR Rate Loan A or LIBOR Rate Loan B should happen to extend beyond the Term Loan A Maturity Date or Term Loan B Maturity Date, respectively, such loan must be prepaid at the time the applicable Term Note matures.  Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.  Each LIBOR Rate Loan A and LIBOR Rate Loan B shall be in a minimum principal amount of $100,000.

E.                                      The aggregate number of LIBOR Rate Loans A and LIBOR Rate Loans B in effect at any one time may not exceed 3.

F.                                      If a LIBOR Rate Loan A or LIBOR Rate Loan B is prepaid prior to the end of the Loan Period, as defined above, for such loan, whether voluntarily or because prepayment is required due to any Term Note maturing or due to acceleration of such Term Note upon default or otherwise, Borrower agrees to pay all of Bank’s costs, expenses and Interest Differential (as determined by Bank) incurred as a result of such prepayment.  Because of the short-term nature of this facility, Borrower agrees that the Interest Differential shall not be discounted to its present value.  Any prepayment of a LIBOR Rate Loan A or LIBOR Rate Loan B shall be in an amount equal to the remaining entire principal balance of such loan.

2.4                                 Default Rate.  Upon the occurrence and during the continuation of an Event of Default, the unpaid principal balance of the Term Loans shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder.

2.5                                 Payments.

A.                                   Term Loan A.

(1)                                  Interest on Term Loan A is payable beginning January 15, 2012, and on the same date of each consecutive month thereafter (except that if a given month does not have such a date, the last day of such month), plus a final interest payment with the final payment of principal.

(2)                                  Principal on Term Loan A is payable in full on November 30, 2013 (“Term Loan A Maturity Date”).

B.                                     Term Loan B.

(1)                                  Interest on Term Loan B is payable beginning January 15, 2012, and on the same date of each consecutive month thereafter (except that if a given month does not have such a date, the last day of such month), plus a final interest payment with the final payment of principal.

(2)                                  Principal is payable in installments of $41,666.67 each, beginning January 15, 2012, and on the same date of each consecutive month thereafter (except that if a given month does not have such a date, the last day of such month), plus a final payment equal to all unpaid principal on November 30, 2015 (“Term Loan B Maturity Date”).

C.                                     Subject to the limitation set forth in Section 2.3(F), the outstanding amount of the Term Notes may be prepaid at any time.  Any payments or prepayments received by Bank may be applied to amounts due under the Term Loan Documents in such order as Bank may elect.

D.                                    Borrower hereby authorizes Bank to automatically withdraw all amounts due hereunder directly from Borrower’s account with U.S. Bank, account number 165400001963 (“Borrower’s Account”).  Borrower hereby further authorizes Bank, from time to time without prior notice to Borrower, to charge such interest and fees, all Bank Expenses (as and when incurred), and all other payments as and when due and payable under any Term Loan Document (including the installments when due and payable with respect to the Term Loans) to Borrower’s Account, which amounts thereafter shall accrue interest at the highest rate then applicable to the Term Loans hereunder.  Any interest not paid when due shall be compounded by being charged to Borrowers’ Account and shall thereafter accrue interest at the rate then applicable to Prime Rate Loan A or Prime Rate Loan B hereunder.

2.6                                 Computation.  All interest and fees shall be computed on the basis of a 360 day year for the actual number of days elapsed.  In the event the Prime Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Prime Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Prime Rate.

2.7                                 Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrower, in executing and delivering this Agreement, intends legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Term Loans to the extent of such excess.

2.8                                 Yield Protection.  If there shall occur any adoption or implementation of, or change to, any Regulation, or interpretation or administration thereof, which shall have the effect of imposing on Bank (or Bank’s holding company) any increase or expansion of or any new:  tax (excluding taxes on its overall income and franchise taxes), charge, fee, assessment or deduction of any kind whatsoever, or reserve, capital adequacy, special deposits or similar requirements against credit extended by, assets of, or deposits with or for the account of Bank or other conditions affecting the extensions of credit under this Agreement; then Borrower shall pay to Bank such additional amount as Bank deems necessary to compensate Bank for any increased cost to Bank attributable to the extension(s) of credit under this Agreement and/or for any reduction in the rate of return on Bank’s capital and/or Bank’s revenue attributable to such extension(s) of credit.  As used above, the term “Regulation” shall include any federal, state or international law, governmental or quasi-governmental rule, regulation, policy, guideline or directive (including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and enactments, issuances or similar pronouncements by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices or any similar authority and any successor thereto) that applies to Bank.  Bank’s determination of the additional amount(s) due under this paragraph shall be binding in the absence of manifest error, and such amount(s) shall be payable within 15 days of demand and, if recurring, as otherwise billed by Bank.

3.                                       CONDITIONS PRECEDENT AND SUBSEQUENT.  The Term Loans shall be subject to the following conditions precedent and subsequent:

3.1                                 The following are the conditions precedent to the making of the Term Loans:

A.                                   Borrower shall pay Bank a closing fee in the amount of Ten Thousand and No/100 Dollars ($10,000.00).

B.                                     No Event of Default shall have occurred and be continuing and all of the representations and warranties set forth herein are true and correct as of the date of the making of the Term Loans.

C.                                     Borrower shall deliver to Bank (i) certified extracts from the minutes of the meetings of Borrower’s Board of Directors authorizing the borrowings and the granting of the security interest provided for herein and authorizing specific officers to execute and deliver the agreements provided for herein and (ii) a copy of the Borrower’s operating agreement in effect on the date hereof.

D.                                    Borrower shall deliver to Bank evidence that the Guarantor has authorized the execution of the Guaranty.

E.                                      Guarantor shall have executed and delivered to Bank the Guaranty, in a form acceptable to Bank in its sole discretion.

F.                                      Borrower shall have delivered to Bank the Term Loan Documents.

G.                                     Borrower shall have delivered to Bank evidence satisfactory to Bank that Borrower has obtained insurance policies or binders, with such insurers and in such amounts as may be acceptable to Bank, respecting the Collateral.

H.                                    Borrower shall pay Bank all of Bank’s costs, fees (including attorneys’ and paralegals’ fees) and expenses incurred by or charged to Bank in structuring, drafting, or concerning this Agreement or any of the other Term Loan Documents.

I.                                         Bank shall have a first priority security interest in the Collateral, subject to no other liens except Permitted Liens.

J.                                        Borrower shall have repaid the obligations under the Original Loan Agreement in such amount necessary so that the aggregate outstanding obligations thereunder do not exceed $7,000,000.

K.                                    Bank shall have received from Borrower cash in an amount sufficient to cash collateralize all initial Obligations under Term Loan A, which cash collateral shall be held by Bank in such accounts as Bank deems necessary in its sole discretion (such accounts may or may not be interest bearing).

L.                                      Deliver or cause to be delivered to Bank such other executed documents as Bank may reasonably require.

4.                                       PAYMENT OF EXPENSES.  Any and all costs, fees and expenses incurred by Bank in connection with Borrower satisfying the terms and conditions set forth in this Agreement (including outside attorneys’ and paralegals’ fees) shall be paid by Borrower to Bank.  In this regard, Borrower hereby authorizes Bank to charge Borrower’s account for the full amount of such costs, fees and expenses.

5.                                       AUTHORIZATIONS.  Bank is hereby authorized to make the Term Loans based upon telephonic or other instructions and transaction reports received from Borrower Although Bank shall make a reasonable effort to determine the person’s identity, Bank shall not be responsible for determining the exact identity of the person calling and Bank may act on the instructions of anyone it perceives to be one of the authorized personnel of Bank.

6.                                       TERM.  This Agreement shall terminate once all Obligations evidenced by the Term Notes have been fully and indefeasibly paid to Bank.  The Obligations evidenced by the Term Notes, including all accrued and unpaid principal and interest, shall be due and payable on the earlier of the acceleration of any Term Loan upon an Event of Default or otherwise in accordance with the terms of this Agreement, or on the applicable Maturity Date.

7.                                       POWER OF ATTORNEY.  Borrower hereby irrevocably makes, constitutes and appoints Bank (and any of Bank’s officers, employees or agents designated by Bank) as Borrower’s true and lawful attorney with power:

A.                                   Upon Borrower’s failure or refusal to comply with its undertakings contained in this Agreement, to sign the name of Borrower on any documents which need to be executed, recorded and/or filed in order to perfect or continue perfected Bank’s security interest in the Collateral or to otherwise effectuate the rights of Bank under this Agreement and the other Term Loan Documents;

B.                                     To do all things commercially or reasonably necessary to carry out this Agreement.

The appointment of Bank as Borrower’s attorney, and each and every one of Bank’s rights and powers, being coupled with an interest, are irrevocable so long as any of the Obligations have not been fully paid and performed.  Neither Bank nor its employees, officers or agents shall be liable for any acts or omissions or for any error in judgment or mistake of fact or law made in good faith except for gross negligence or willful misconduct.

8.                                       BORROWER’S REPRESENTATIONS AND WARRANTIES.  Borrower makes the following representations and warranties which shall be deemed to be continuing representations and warranties so long as any portion of any Term Loan remains unpaid.

8.1                                 Existence and Rights.

A.                                   Borrower is a corporation duly organized and existing under the laws of the State of Delaware and is qualified and licensed to do business and is in good standing in any state in which the conduct of its business or its ownership of property requires that it be so qualified;

B.                                     Borrower has the right and power to enter into this Agreement and each of the other Term Loan Documents;

8.2                                 Agreement Authorized.  The execution, delivery and performance by Borrower of this Agreement and each of the other Term Loan Documents: (a) have been duly authorized and do not require the consent or approval of any governmental body or other regulatory authority; and (b) shall not constitute a breach of any provision contained in Borrower’s articles of incorporation or bylaws.

8.3                                 Binding Agreement.  This Agreement is the valid, binding and legally enforceable obligation of Borrower in accordance with its terms.

8.4                                 No Conflict.  The execution, delivery and performance by Borrower of this Agreement and each of the other Term Loan Documents: (a) shall not constitute an event of default under any agreement, indenture or undertakings to which Borrower is a party or by which it or any of its property may be bound or affected; (b) are not in contravention of or in conflict with any law or regulation; and (c) do not cause any lien, charge or other encumbrance to be created or imposed upon any such property by reason thereof.

8.5                                 Subsidiaries.  Except as set forth on Schedule 8.5, Borrower has no Subsidiaries.

8.6                                 Financial Condition; No Adverse Change.  Borrower has furnished to Bank its audited financial statements for its fiscal year ended January 30, 2011, and unaudited financial statements for the fiscal-year-to-date period ended October 31, 2011, and those statements fairly present Borrower’s financial condition as of those dates and the results of Borrower’s operations and cash flows for the periods then ended and were prepared in accordance with GAAP.  Since the date of the most recent financial statements, there has been no Material Adverse Change in Borrower’s business, properties or condition (financial or otherwise).

8.7                                 Litigation.  There are no actions, suits or proceedings pending or, to Borrower’s knowledge, threatened against or affecting Borrower or any of its Affiliates or the properties of Borrower or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to Borrower or any of its Affiliates, would have a Material Adverse Change on the financial condition, properties or operations of Borrower or any of its Affiliates.

8.8                                 Intellectual Property Rights.

A.                                   Owned Intellectual Property.  Set forth on Schedule 8.8 is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which Borrower is the owner of record (the “Owned Intellectual Property”).  Except as set forth below, (A) Borrower owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue any Person), court orders, injunctions, decrees, writs or Liens, whether by agreement memorialized in a writing by Borrower or otherwise, (B) no Person other than Borrower owns or has been granted any right in the Owned Intellectual Property, (C) all Owned Intellectual Property is valid, subsisting and enforceable, and (D) Borrower has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

B.                                     Agreements with Employees and Contractors.  Borrower has entered into a legally enforceable agreement with each Person that is an employee or subcontractor obligating that Person to assign to Borrower, without additional compensation, any Intellectual Property Rights created, discovered or invented by that Person in the course of that Person’s employment or engagement with Borrower (except to the extent prohibited by law), and further obligating that Person to cooperate with Borrower, without additional compensation, to secure and enforce the Intellectual Property Rights on behalf of Borrower, unless the job description of the Person is such that it is not reasonably foreseeable that the employee or subcontractor will create, discover, or invent Intellectual Property Rights.

C.                                     Intellectual Property Rights Licensed from Others.  Set forth on Schedule 8.8 is a complete list of all agreements under which Borrower has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments Borrower is obligated to make with respect thereto.  Except as set forth on Schedule 8.8, Borrower’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by agreed to in writing by Borrower or otherwise.  Except as disclosed below, Borrower is not contractually obligated to make royalty payments of a material nature, or pay fees to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

D.                                    Other Intellectual Property Needed for Business.  Except for Off-the-shelf Software and as disclosed on Schedule 8.8, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct Borrower’s business as it is presently conducted or as Borrower reasonably foresees conducting it.

E.                                      Infringement.  Except as disclosed on Schedule 8.8, Borrower has no knowledge of, and has not received notice either orally or in writing alleging, any Infringement of another Person’s Intellectual Property Rights (including any claim set forth in writing that Borrower must license or refrain from using the Intellectual Property Rights of any Person) nor, to Borrower’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

8.9                                 Taxes.  Borrower and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them except for taxes being disputed in good faith and for which adequate reserves exist.  Borrower and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the officers of Borrower or any Affiliate, as the case may be, are required to be filed, and Borrower and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on these returns or on any assessment received by any of them to the extent such taxes have become due.

8.10                           Titles and Liens.  Borrower has good and marketable title to all Collateral free and clear of all liens other than Permitted Liens.  No financing statement naming Borrower as debtor is on file in any office other than any financing statement filed by Bank in connection with the Original Loan Agreement.

8.11                           No Defaults.  Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Change on Borrower’s financial condition, properties or operations .

8.12                           Submissions to Bank.  All financial and other information provided to Bank by or on behalf of Borrower in connection with Borrower’s request for the term loan contemplated hereby is (i) true and correct in all material respects, (ii) does not omit any material fact that would cause such information to be misleading, and (iii) as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

8.13                           Environmental Matters.

A.                                   Hazardous Substances on Premises.  Except as disclosed on Schedule 8.13, there are not present in, on or under any location of Borrower any Hazardous Substances in such form or quantity as to create any material liability or obligation for either Borrower or Bank under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under any location of Borrower in such a way as to create a material liability.

B.                                     Disposal of Hazardous Substances.  Except as disclosed on Schedule 8.13, Borrower has not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

C.                                     Claims and Proceedings with Respect to Environmental Law Compliance. Except as disclosed on Schedule 8.13, there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to any location of Borrower or Borrower, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.

D.                                    Compliance with Environmental Law; Permits and Authorizations.  Except as disclosed on Schedule 8.13, Borrower (A) conducts its business at all times in compliance with applicable Environmental Law, (B) possesses valid licenses, permits and other authorizations required under applicable Environmental Law for the lawful and efficient operation of its business, none of which are scheduled to expire, or withdrawal, or material limitation within the next 12 months, and (C) has not been denied insurance on grounds related to potential environmental liability.

E.                                      Status of Premises.  Except as disclosed on Schedule 8.13, the locations of Borrower are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

F.                                      Environmental Audits, Reports, Permits and Licenses.  Borrower has delivered to Bank all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to any location of Borrower or Borrower’s businesses.

8.14                           Employee Benefit Plans.

A.                                   Maintenance and Contributions to Plans.  Except as disclosed on Schedule 8.14, neither Borrower nor any ERISA Affiliate (A) maintains or has maintained any Pension Plan, (B) contributes or has contributed to any Multiemployer Plan, or (C) provides or has provided post-retirement medical or insurance benefits to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC, or applicable state law).

B.                                     Knowledge of Plan Noncompliance with Applicable Law.  Except as disclosed on Schedule 8.14 neither Borrower nor any ERISA Affiliate has (A) knowledge that Borrower or the ERISA Affiliate is not in full compliance with the requirements of ERISA, the IRC, or applicable state law with respect to any Plan, (B) knowledge that a Reportable Event occurred or continues to exist in connection with any Pension Plan, or (C) sponsored a Plan that it intends to maintain as qualified under the IRC that is not so qualified, and no fact or circumstance exists which may have an adverse effect on such Plan’s tax-qualified status.

C.                                     Funding Deficiencies and Other Liabilities.  Neither Borrower nor any ERISA Affiliate has liability for any (A) accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (B) withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Section 4201 or 4243 of ERISA, or (C) event or circumstance which could result in financial obligation to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

9.                                       BORROWER’S COVENANTS.  Borrower covenants and agrees that until the Obligations have been repaid in full, unless Bank shall otherwise consent in writing, Borrower shall do all of the following:

9.1                                 Insurance.  Borrower, at its expense, shall keep and maintain the Collateral insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners who use such properties in similar businesses.  Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor.  All such policies of insurance shall be in such form, with such companies, and in such amounts as may be satisfactory to Bank.  All such policies of insurance shall contain an endorsement in a form satisfactory to Bank showing Bank as a loss payee or an additional insured, as applicable, thereof, and all proceeds payable thereunder shall be payable to Bank as its interest may appear and, upon receipt by Bank, shall be applied on account of the Obligations owing to Bank.  To secure the payment of the Obligations, Borrower grants Bank a security interest in and to all such policies of insurance and the proceeds thereof, and Borrower shall direct all insurers under such policies of insurance to pay all proceeds thereof directly to Bank.

9.2                                 Submission of Information.  Borrower shall promptly supply Bank with such information concerning the Collateral as Bank may reasonably request from time to time hereafter, and shall promptly notify Bank of any Material Adverse Change in Borrower’s financial condition and of any condition or event which constitutes a breach of, or an event which constitutes an Event of Default.  Borrower shall further provide Bank with:

A.                                   Borrower’s quarterly 10Q reports filed with the SEC, within 45 days after the end of each of the Borrower’s first three fiscal quarters of each fiscal year.

B.                                     Borrower’s annual 10K reports filed with the SEC, within 90 days after the end of each fiscal year of Borrower.

C.                                     Compliance certificate, in form and substance satisfactory to Bank, delivered with each of the reports provided in clauses (A) and (B) above.

D.                                    Annual projections of Borrower within 60 days prior to the beginning of each fiscal year, in form and substance satisfactory to Bank.

9.3                                 Reimbursement for Bank Expenses.  Upon the demand of Bank, Borrower shall immediately reimburse Bank for all sums expended by Bank which constitute Bank Expenses, and Borrower hereby authorizes and approves all advances and payments by Bank for items constituting Bank Expenses and agrees that all such amounts may be debited from Borrower’s Account by Bank.

9.4                                 Financial Covenants.

A.                                   Fixed Charge Coverage Ratio.  Borrower shall maintain its Fixed Charge Coverage Ratio at a ratio not less than (1) 1.25:1.00, measured quarterly for the quarter ending January 31, 2012, (2) 2.75:1.00, measured quarterly for the quarter ending April 30, 2012, and (3) 1.15:1.00, measured quarterly on a trailing 12 month basis, for the quarter ending July 31, 2012 and as of the last day of each quarter thereafter.

B.                                     Minimum Profitability.  Borrower shall maintain its quarterly after tax net profit at an amount not less than the amounts set forth below, measured quarterly as of the last day of each quarter set forth below:

Quarter Ending	Minimum Profitability

January 31 of each year	$1,000,000

April 30 of each year	$1,700,000

July 31 of each year	$1,400,000

October 31 of each year	$1,100,000

For the avoidance of doubt, the parties hereby agree that the financial covenants set forth above or in the Original Loan Agreement will not be tested for the fiscal quarter ending October 31, 2011.

9.5                                 Collateral.

A.                                   After the occurrence and during the continuation of an Event of Default, Borrower and all related parties shall pay to Bank all proceeds of the Collateral, to be applied to Borrower’s Obligations, promptly upon receipt of such proceeds.

B.                                     Borrower shall not encumber any portion of the Collateral, other than in favor of Bank, without the prior written consent of Bank.

9.6                                 Books and Records; Examinations and Inspections.

A.                                   Books and Records; Inspection.  Borrower shall keep complete and accurate books and records with respect to the Collateral and Borrower’s business and financial condition and any other matters that Bank may request, in accordance with GAAP. Borrower shall permit any employee, attorney, accountant or other agent of Borrower to audit, review, make extracts from and copy any of its books and records at any time during ordinary business hours, and to discuss Borrower’s affairs with any of its directors, officers, employees, owners or agents.

B.                                     Authorization to Borrower’s Agents to Make Disclosures to Bank.  Borrower authorizes all accountants and other Persons acting as its agent to disclose and deliver to Bank’s employees, accountants, attorneys and other Persons acting as its agent, at Borrower’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding Borrower.

C.                                     Collateral Exams and Inspections.  Borrower shall permit Bank’s employees, accountants, attorneys or other Persons acting as its agent, to examine and inspect any Collateral or any other property of Borrower at any time during ordinary business hours on reasonable notice.

D.                                    Collateral Appraisals.  Bank may obtain an appraisal of the Collateral at such time as it deems necessary during the existence of an Event of Default but no more than once per calendar year so long as no Event of Default exists at the time of such appraisal.

9.7                                 Use of Proceeds. Borrower shall use the proceeds of the Term Loans for ordinary working capital and other lawful purposes.

9.8                                 Defaults.  No later than 3 business days after learning of the probable occurrence of any Event of Default, Borrower shall deliver to Bank a written notification of the Event of Default and the steps being taken by Borrower to cure the Event of Default.

9.9                                 Liens.  Borrower shall not create, incur or suffer to exist any lien upon any of its assets, now owned or later acquired, as security for any indebtedness, except Permitted Liens.

9.10                           Indebtedness.  Borrower shall not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or letters of credit issued on Borrower’s behalf, or advances or any indebtedness for borrowed money of any kind, whether or not evidenced by an instrument, exceeding $100,000 in the aggregate, except indebtedness described in this Agreement.

9.11                           Guaranties.  Borrower shall not assume, guarantee, endorse or otherwise become directly or contingently liable for the obligations of any Person, exceeding $100,000 in the aggregate.

9.12                           Investments and Subsidiaries.  Borrower shall not make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any Person or Affiliate, including any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any Person or Affiliate if the aggregate amount of such loans, advances or investments exceeds $100,000 at any time.  Notwithstanding the above, so long as no Event of Default exists or results therefrom, Borrower may make acquisitions that satisfy the following: (i) the aggregate cash and non-cash consideration paid therefor is not greater than $5,000,000 in any fiscal year and not greater than $10,000,000 in the aggregate, measured at any time, and (ii) prior to the closing of any such acquisition, Borrower has delivered to Bank the purchase agreements and documents related to such acquisition.

9.13                           Bank as Primary Depository Institution.  Borrower shall use Bank as its primary depository institution and shall maintain all of its bank accounts at Bank.

10.                                 EVENTS OF DEFAULT.  Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

10.1                           Failure to Pay Obligations.  If Borrower fails to pay when due and payable or when declared due and payable all or any portion of the Obligations owing to Bank (whether of principal, taxes, reimbursement of Bank Expenses, or otherwise);

10.2                           Failure to Perform.  If Borrower or Guarantor fails or neglects to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in this Agreement, in any of the other Term Loan Documents, or in any other present or future agreement between Bank and Borrower and/or Guarantor, following the expiration of any applicable cure period, if any.

10.3                           Inaccurate Information.  If any representation, statement, report, or certificate made or delivered by Borrower, or any of its officers, employees or agents, or Guarantor, including those made in any Term Loan Document, to Bank is not true and correct in any material respect.

10.4                           Third Party Claim; Insolvency.  If any portion of Borrower’s or Guarantor’s assets are attached for amounts in excess of $250,000, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any Judicial Officer or Assignee, or if Borrower becomes subject to an Insolvency Proceeding, which in the case of an involuntary bankruptcy is not dismissed within 45 days after the petition date;

10.5                           Impairment.  If there is a material impairment of the prospect of repayment of all or any portion of the Obligations owing to Bank or a material impairment of the value or priority of Bank’s security interests in the Collateral;

10.6                           Liens.  If a judgment or other claim becomes a lien or encumbrance (other than a Permitted Lien) upon all or a material portion of Borrower’s or Guarantor’s assets;

10.7                           Misrepresentation.  If any misrepresentation exists now or hereafter in any material warranty or representation made to Bank by Borrower or any officer or director of Borrower, or Guarantor, or if any such warranty or representation is withdrawn by Borrower or by any officer, director or member of Borrower or Guarantor;

10.8                           Impairment of Guaranty.  If any guarantor of Borrower’s indebtedness to Bank dies, terminates its guaranty, defaults in the payment or performance of any obligations of guarantor owing to Bank, or becomes the subject of an Insolvency Proceeding;

10.9                           Material Adverse Change.    If a Material Adverse Change occurs; and

10.10                     Change of Control.  If a Change of Control Occurs.

11.                                 BANK’S RIGHTS AND REMEDIES.

11.1                           Remedies.  Upon the occurrence of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

A.                                   Declare all Obligations, whether arising pursuant to this Agreement, the other Term Loan Documents or otherwise, immediately due and payable.

B.                                     Cease advancing money to or for the benefit of Borrower under any other agreement between Borrower and Bank.

C.                                     Terminate this Agreement and/or any other Term Loan Documents as to any future liability or obligation of Bank, but without affecting Bank’s rights and security interest in the Collateral and without affecting the Obligations owing by Borrower to Bank.

D.                                    Without notice to or demand upon Borrower or Guarantor, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral.  Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate.  Borrower authorizes Bank to enter the premises where the Collateral is located, take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Bank appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.

E.                                      Bank is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and Borrower’s rights under all licenses, and all franchise agreements shall insure to Bank’s benefit.

F.                                      Maintain, repair, prepare for sale, advertise for sale and sell (in the manner provided for herein) the Collateral.

G.                                     Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places as is commercially reasonable in the opinion of Bank.

H.                                    Any deficiency which exists after disposition of the Collateral as provided above will be paid immediately by Borrower.  Any excess will be returned, without interest and subject to the rights of third parties, to Borrower by Bank.

11.2                           Cumulative Rights.  Bank’s rights and remedies under this Agreement and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under applicable laws.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any default on Borrower’s part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election or acquiescence by it.

12.                                 TAXES AND EXPENSES REGARDING THE COLLATERAL.  If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or otherwise) due to third persons or entities, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then Bank may, to the extent that it determines that such failure by Borrower could have a Material Adverse Change on Bank’s interests in the Collateral, in its discretion and upon ten (10) days prior notice to Borrower, (i) make payment of the same or any part thereof; and/or (ii) set up such reserves in Borrower’s account as Bank deems necessary to protect Bank from the exposure created by such failure.  Any amounts paid or deposited by Bank shall constitute Bank Expenses and become additional Obligations owing to Bank, shall bear interest at the rate set forth herein, and shall be secured by the Collateral.  Any payments made by Bank shall not constitute: (i) an agreement by Bank to make similar payments in the future, or (ii) a waiver by Bank of any Event of Default under this Agreement.  Bank need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien, and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

13.                                 WAIVERS.

13.1                           Application of Payments.  Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of any Obligations owed by Borrower to Bank, and Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply such payments in any manner as Bank may deem advisable, notwithstanding any entry by Bank upon its books.

13.2                           Demand, Protest, Default, Etc.  Except as otherwise provided herein, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

14.                                 NOTICES.  Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement shall be in writing and either personally served or sent by regular United States mail, postage prepaid, to Borrower or to Bank, as the case may be, at its address set forth below:

If to Borrower:	Cherokee, Inc.
6835 Valjean Avenue
Van Nuys, California 91406
Attn: Mark DiSiena
Fax Number: (818) 908-9191

If to Bank:	U.S. BANK NATIONAL ASSOCIATION
15910 Ventura Boulevard, Suite 1712
Encino, California 91436
Attn: Gary Terrasi
Fax Number: (818) 789-3041

With copy to:	BUCHALTER NEMER
1000 Wilshire Boulevard, Suite 1500
Los Angeles, California 90017
Attn: Hamid Namazie, Esq.
Fax Number: (213) 630-5844

The parties hereto may change the address at which they are to receive notices and the telecopier number at which they are to receive telecopies hereunder, by notice in writing in the foregoing manner given to the other.  All notices or demands sent in accordance with this Section 14 shall be deemed received on the earlier of the date of actual receipt or five (5) days after the deposit thereof in the mail.

15.                                 DESTRUCTION OF BORROWER’S DOCUMENTS.  Any documents, schedules, invoices or other papers delivered to Bank may be destroyed or otherwise disposed of by Bank after they are delivered to or received by Bank, unless Borrower requests, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower’s expense, for their return.

16.                                 CHOICE OF LAW. THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION AND ENFORCEMENT OF THE RIGHTS OF THE PARTIES HEREUNDER AND UNDER ANY OF THE OTHER TERM LOAN DOCUMENTS AND THE CREATION, PERFECTION AND ENFORCEMENT OF ANY LIENS GRANTED BY THE TERM LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA.  THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA.  BORROWER WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO SUCH VENUE.

17.                                 GENERAL PROVISIONS.

17.1                           Binding Agreement.  This Agreement shall be binding and deemed effective when executed by Borrower and accepted and executed by Bank.

17.2                           Bank’s Right to Setoff.  As additional security for the payment of the Obligations, Borrower hereby grants to Bank a security interest in, a lien on and an express contractual right to set off against all depository account balances, cash and any other property of Borrower now or hereafter in the possession of Bank and the right to refuse to allow withdrawals from any account (collectively, “Setoff”).  Bank may, at any time upon the occurrence of an Event of Default, Setoff against the Obligations whether or not the Obligations are then due or have been accelerated, all without any advance or contemporaneous notice or demand of any kind to Borrower, such notice and demand being expressly waived by Borrower.

17.3                           Right to Grant Participations.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however , that Borrower may not assign this Agreement or any rights hereunder without Bank’s prior written consent and any prohibited assignment shall be absolutely void.  No consent to an assignment by Bank shall release Borrower from its Obligations to Bank.  Bank may assign this Agreement and its rights and duties hereunder.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits hereunder so long as Borrower is not responsible for any costs, fees or expenses incurred by Bank in connection with such sale, assignment, transfer, negotiation or grant.  In connection therewith, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower’s business, provided that such prospective assignee, transferee, or participant agrees to keep confidential any such documents and information that have not been publicly disclosed by Borrower.

17.4                           Section Headings.  Section headings and section numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

17.5                           Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

17.6                           Severability.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.7                           Modification and Merger.  This Agreement cannot be changed or terminated orally.  All prior agreements, understandings, representations, warranties and negotiations, if any, are merged into this Agreement.

17.8                           Attorneys’ Fees.  In the event that it becomes necessary to employ counsel to enforce the Bank’s rights under any of the Term Loan Documents, Borrower agrees to pay reasonable attorneys’ fees and paralegals’ fees (including allocated costs for in-house legal services provided) and all other fees and costs associated therewith, whether or not suit is brought.

17.9                           No Novation.  This Agreement does not extinguish the obligations for the payment of money outstanding under the Original Loan Agreement or discharge or release the obligations or the liens or priority of any mortgage, pledge, security agreement or any other security therefor.  Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Loan Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith.  Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of Borrower from any of its obligations or liabilities under the Original Loan Agreement or any of the security agreements, pledge agreements, mortgages, or other loan documents executed in connection therewith.  Borrower hereby (i) confirms and agrees that each Term Loan Document to which it or its predecessor in interest is a party or to which it is a successor by operation of law is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Closing Date all references in any such Term Loan Document to “the Loan Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Original Loan Agreement shall mean the Original Loan Agreement as amended and restated by this Agreement; and (ii) confirms and agrees that to the extent that any such Term Loan Document purports to assign or pledge to Bank, or to grant to Bank a security interest in or lien on, any collateral as security for the Obligations of Borrower from time to time existing in respect of the Original Loan Agreement, such pledge, assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects.

17.10                     JURY TRIAL.  BORROWER AND BANK EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE TERM LOAN DOCUMENTS.

[Remainder of Page Intentionally Blank]

[Signature Pages to Follow]

IN WITNESS WHEREOF, Borrower has executed this Agreement as of the date written above.

CHEROKEE INC.,
a Delaware corporation

By	/s/ Henry Stupp
Name:	Henry Stupp
Title:	Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Gary P. Terrasi
Name:	Gary P. Terrasi
Title:	Vice President